Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
U.S.A.

Dear Ladies and Gentlemen:

Re: Del Toro Silver Corp. (the “Company”)

This letter confirms that we have reviewed Item 4.01, Changes in Registrant’s Certifying Accountant, of the Company’s Form 8-K dated February 22, 2012 and are in agreement with the statements made therein as it pertains to our firm.

Yours truly,

Saturna Group Chartered Accountants LLP

Vancouver, Canada

February 22, 2012